Exhibit 10.15

FIFTH LEASE EXPANSION AND AMENDING AGREEMENT

THIS AGREEMENT made as of the 8th day of June, 2016.

B E T W E E N:

250 BOWIE HOLDINGS INC.

(the “Landlord”)

- and -

CANADA GOOSE INC.

(the “Tenant”)

WHEREAS:

A. By a lease made the 3rd day of February, 2012 (the “Lease”), the Landlord leased to Canada Goose Inc. certain premises containing approximately 101,593 square feet of rentable area (the “Original Premises”), on the first floor the building municipally known as 250 Bowie Avenue, Toronto, ON (the “Building”) and shown on the plan attached as Schedule “A” to the Lease, upon and subject to the terms and conditions therein set out;

B. By a Lease Expansion and Amending Agreement made as of the 1st day of July, 2013 (the “First Expansion Agreement”), Canada Goose Inc., as tenant, agreed with the Landlord to lease additional premises in the Building comprising approximately 16,600 square feet of contiguous space (the “First Expansion Premises”) on the terms and conditions set forth therein;

C. The total rentable area of the Original Premises and the First Expansion Premises was certified as being 122,541 square feet.

D. The Lease was assigned to Canada Goose Products Inc. on or about December 9, 2013. On or about December 10, 2013, Canada Goose Products Inc. changed its name to Canada Goose Inc.;

E. By a Lease Expansion and Amending Agreement made as of the 27th day of January, 2014 (the “Second Expansion Agreement”), the Tenant has agreed with the Landlord to lease additional premises in the Building (the “Second Expansion Premises”) comprising (i) Unit 2 on the ground floor of the Building containing approximately 11,408 square feet of space, and (ii) Units 4 and 5 on the second floor of the Building containing approximately 20,575 square feet of space, on the terms and conditions therein set forth.;

F. The total rentable area of the Second Expansion Premises was certified as being 31,983 square feet by the Landlord’s architect on March 2, 2015

G. By a Lease Expansion and Amending Agreement made as of the 14th day of November, 2014 (the “Third Expansion Agreement”), the Tenant agreed with the Landlord to lease additional premises in the Building (the “Third Expansion Premises”) comprising (i) Unit 1 on the ground floor of the Building containing approximately 8,451 square feet of space, and (ii) Units 6 on the ground floor of the Building containing approximately 7,078 square feet of space, on the terms and conditions therein set forth.

H. By a Lease Expansion and Amending Agreement made as of the          day of April, 2015 (the “Fourth Expansion Agreement”), the Tenant agreed with the Landlord to lease additional premises in the Building (the “Fourth Expansion Premises”) comprising Unit 3 on the ground floor of the Building being approximately 11,933 square feet of space, on the terms and conditions therein set forth

I. The total rentable area of the Third Expansion Premises was certified as being 15,529 square feet by the Landlord’s architect on March 2, 2015.

J. The total rentable area of the Original Premises, First Expansion Premises, Second Expansion Premises and Third Expansion Premises was certified as being 170,053 square feet by the Landlord’s architect on March 2, 2015.

K. The total rentable area of the Original Premises, First Expansion Premises, Second Expansion Premises, Third Expansion Premises and Fourth Expansion Premises is approximately 181,986 square feet.

L. The original Lease as amended by the First Expansion Agreement, the Second Expansion Agreement, the Third Expansion Agreement and the Fourth Expansion Agreement is hereinafter referred to as the Lease;

M. The Tenant has agreed with the Landlord to lease additional premises in the Building comprising Unit 7 on the 2nd floor of the Building being approximately 8,992 square feet of space, as shown outlined in green and cross hatched on Schedule “A” attached hereto;

N. The Landlord and the Tenant have agreed to amend the Lease in accordance with and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of Two Dollars ($2.00) now paid by each party to the other (the receipt and sufficiency of which are hereby acknowledged) and other mutual covenants and agreements, the parties do hereby agree as follows:

1.	The foregoing recitals are true in substance and in fact.

2.

The Landlord hereby leases to the Tenant, and the Tenant agrees to lease from the Landlord, those certain additional premises in the Building being comprised of Unit_7_ on the second floor of the Building (and having a municipal address of 660 Caledonia Road) as shown outlined in green and cross hatched on Schedule “A” attached hereto containing approximately 8,992 square feet of rentable area (collectively the “Fifth Expansion Premises”) for a term commencing on July 1, 2016 (the “Effective Date”)

and expiring on June 30, 2023, upon the same terms, covenants and conditions as are contained in the Lease (including, without limitation, all covenants personal to the Tenant which may not run with the land) except that there shall be no inducement or allowance payable by the Landlord to the Tenant for the Fifth Expansion Premises, except as otherwise provided herein.

3.	(a) The Tenant shall accept the Fifth Expansion Premises in their “as-is” condition.

(b) The Tenant shall have the right to create fire exits or corridors from the Premises in order to comply with applicable laws, including fire codes, and the Landlord will cooperate with the Tenant in this regard. The Tenant further acknowledges and agrees that it will assist and coordinate with the Landlord’s existing permits relating to access to, from and within the Building.

(c) The Tenant may supply and install, for the exclusive use of the Premises, additional HVAC units in locations to be designated by the Tenant, as per plans approved by the Landlord, which approval shall not be unreasonably withheld or unduly delayed.

(d) The Tenant shall have the right to remove the existing “18 Watt” signage on the Building. The Tenant shall have the right to erect signage on the exterior of the Building facing Caledonia Road on the same wall of the building as the existing “18 Watt” signage, which signage shall be subject to the prior approval of the Landlord, such approval not to be unreasonably withheld. All such signage shall remain the property of the Tenant and shall be removed by the Tenant upon the expiry or earlier termination of the Lease.

(e) The Tenant may, at its option, remove the staircase to the lower level of the Building adjacent to the Fifth Expansion Premises and fill in the area on the second floor above the staircase at its own expense, as per plans approved by the Landlord, which approval shall not be unreasonably withheld or unduly delayed.

(i)	Notwithstanding the foregoing, if the Tenant does not exercise its renewal option and add any Extension Terms to the Term, the Tenant shall be responsible for restoring the entrance and stairway as it was prior to the Fifth Expansion Premises Effective Date, as seen in the photos attached hereto in Schedule B, including restoring the glazing, stairwells, entranceway, structural and architectural details, etc. (the “Restoration Work”).

(ii)	Alternatively, if the Tenant does not wish to undertake the Restoration Work, it shall to pay to the Landlord the actual cost incurred by the Landlord having sought at least three competitive bids from contractors or major sub-contractors satisfactory to the Landlord, acting reasonably, to complete the Restoration Work.

(iii)

In the event the Tenant elects to extend the Lease for one (1) Extension Term but not a second Extension Term, at the end of such Extension Term the Tenant shall pay to the Landlord 50% of the actual cost incurred by the

Landlord having sought at least three competitive bids from contractors or major sub-contractors satisfactory to the Landlord, acting reasonably, to complete the Restoration Work.

(iv)	In the event that Tenant elects to extend the Lease for two (2) Extension Terms, the Tenant shall not be required to conduct the Restoration Work or pay any amount to the Landlord with respect to the Restoration Work. Furthermore, in the event that the Landlord elects not to conduct the Restoration Work under (i), (ii) or (iii) above, the Tenant shall not be required to pay any amount to the Landlord with respect to the Restoration Work.

4.	The Lease is hereby further amended as follows:

(a)	From and after the Effective Date, all references in the Lease to the “Premises” shall be deemed to mean the Original Premises, the First Expansion Premises, the Second Expansion Premises, the Third Expansion Premises, the Fourth Expansion Premises plus the Fifth Expansion Premises.

(b)	The annual Base Rent payable under Section 5.02 of the Lease for the Fifth Expansion Premises (being approximately 8,992 square feet) shall be as follows:

Period of Time	Annual Base Rent	Monthly Base Rent	Amount Per Square Foot of Rentable Area
July 1, 2016 to June 30, 2023	$89,920.00	$7,493.33	$10.00

The Base Rent payable under Section 5.02 of the Lease for the entire Premises (being approximately 190,978 square feet) shall be as follows:

Period of Time	Annual Base Rent	Monthly Base Rent	Amount Per Square Foot of Rentable Area
May 1, 2015 to June 30, 2023	$1,441,467.00	$120,122.25	$10.00 for the Fifth Expansion Premises $7.00 for the Fourth Expansion Premises; $12.00 for the Third Expansion Premises; $7.00 for the Original Premises, First Expansion Premises and

Second Expansion Premises.

5.	Landlord and Tenant acknowledge that neither of them have retained the services of a broker or agent in connection with this Agreement.

6.	Except as hereby amended, the parties confirm that the terms, covenants and conditions of the Lease remain unchanged and in full force and effect.

7.	It is understood and agreed that all terms and expressions when used in this Agreement, unless a contrary intention is expressed herein, have the same meaning as they have in the Lease.

8.	This Fifth Lease Expansion and Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, as the case may be.

IN WITNESS WHEREOF the parties have hereto duly executed this Lease Extension Agreement

250 BOWIE HOLDINGS INC.

(Landlord)

Per:	/s/ Authorized Person
Name: Authorized Person

Title: A.S.O.

I have authority to bind the Corporation.

CANADA GOOSE INC.

(Tenant)

Per:	/s/ David Forrest
Name: David Forrest
Title: Director, Legal

Per:	/s/ David Allen
Name: David Allen
Title: VP, Corporate Controller

I/We have authority to bind the Corporation

SCHEDULE “A”

FLOOR PLAN SHOWING FIFTH EXPANSION PREMISES

SCHEDULE “B”

ENTRANCE AND STAIRWAY PHOTOS

Entranceway

Stairs

2nd floor Glazing & Sprinklers